Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Shuttle Pharmaceuticals Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Fee Calculation Rule	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock underlying Pre-funded Warrants Issued to Selling Stockholder	1,158,953	$3.75	457(c)	$4,346,074	0.0001531	$665.38
Fees to Be Paid	Equity	Common Stock issued to Selling Stockholder	21,924	$3.75	457(c)	$82,215	0.0001531	$12.59
		Total Offering Amounts	1,180,877	$3.75	457(c)	$4,428,289	0.0001531	$677.97
		Total Fees Previously Paid	-				-
		Total Fee Offsets	-					-
		Net Fee Due						$677.97

(1)	Represents shares offered by the selling stockholder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sales prices of the registrant’s common stock of $3.75 per share on July 31, 2025 as reported on The Nasdaq Capital Market, pursuant to Rule 457(c) under the Securities Act.